Exhibit 10.1

R E S T R I C T E D   S T O C K   A W A R D   C E R T I F I C A T E

US EMPLOYEES

Non-transferable

G R A N T   T O

(“Grantee”)

by ScanSource, Inc. (the “Company”) of

_____ shares of its common stock, no par value (the “Shares”)

pursuant to and subject to the provisions of the ScanSource, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with the Plan, the restrictions imposed under Section 2 of the terms and conditions on the following page will expire as to the following percentages of the Shares awarded hereunder, on the following respective dates; provided that Grantee is then still employed by the Company:

Continuous Status as a Participant after Grant Date	Percentage of Shares
December 5, 2009	34%
December 5, 2010	33%
December 5, 2011	33%

IN WITNESS WHEREOF, ScanSource, Inc., acting by and through its duly authorized officers, has caused this Certificate to be duly executed.

SCANSOURCE, INC. By: _________________________________________ Its: Authorized Officer Grant Date: ___________________	Signed as a deed by ________________________________________ (Grantee) in the presence of : Name: Address: Occupation:

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TERMS AND CONDITIONS

1. Grant of Shares. The Company hereby grants to the Grantee, subject to the restrictions and the other terms and conditions set forth in the Plan and in this Certificate, the number of Shares indicated on Page 1 hereof.

2. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If Grantee’s employment with the Company terminates for any reason other than as set forth in paragraph (b) of Section 3 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of employment termination, and such Restricted Shares shall revert to the Company immediately following the event of forfeiture. The restrictions imposed under this Section shall apply to all Shares or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock of the Company.

3. Expiration and Termination of Restrictions. The restrictions imposed under Section 2 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a) As to the percentages of Shares specified on page 1 hereof, on the respective dates specified on page 1 hereof, provided Grantee is then still employed by the Company; or

(b) as to all of the Shares, upon the termination of Grantee’s employment due to death, Disability or Retirement; or

(c) upon the Grantee’s termination of employment by the Company without Cause or by Grantee for Good Reason within twelve (12) months after the effective date of a Change in Control.

4. Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and may be held by the Company during the Restricted Period in certificated or uncertificated form. If a certificate for Restricted Shares is issued during the Restricted Period with respect to such Shares, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form: “This certificate and the shares of stock represented hereby are subject to the terms and conditions contained in a Restricted Stock Award Certificate between the registered owner of the shares represented hereby and ScanSource, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Certificate, copies of which are on file in the offices of ScanSource, Inc.” Stock certificates for the Shares, without the first above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the 1933 Act, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

5. Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Restricted Period. Each dividend payment, if any, shall be made no later than the end of the calendar year in which the dividend is paid to the shareholders or, if later, the 15th day of the third month following the date the dividend is paid to shareholders. If Grantee forfeits any rights he may have under this Certificate, Grantee shall no longer have any rights as a stockholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such stock. In the event that for any reason Grantee shall have received dividends upon such stock after such forfeiture, Grantee shall repay to the Company any amount equal to such dividends.

6. No Right of Continued Employment. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company or any affiliate.

7. Payment of Taxes. The grant of Shares hereunder constitutes taxable income to the Grantee under applicable income tax law on the basis of the Fair Market Value of the Shares. The Grantee acknowledges that the Company and/or its Affiliates are entitled to make arrangements to withhold payroll taxes as required by applicable law, and will, to the extent permitted by law, have the right to deduct any such tax from any payment of any kind otherwise due to the Grantee.

8. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

9. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.

10. Severability. If any one or more of the provisions contained in this Certificate is invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

11. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to ScanSource, Inc., 6 Logue Court, Greenville, South Carolina 29615, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

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